Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203 www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND
ANNUAL RESULTS

Company reports net income of $33.7 million for fiscal 2012

Albany, NY, March 7, 2013 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended February 2, 2013. For the fourteen weeks ended February 2, 2013 (“fourth quarter”), the Company reported net income of $35.0 million, or $1.09 per diluted share, compared to net income of $16.5 million, or $0.51 per diluted share, for the thirteen week fourth quarter last year. For the 53 weeks ended February 2, 2013 (“Fiscal 2012”), the Company reported net income of $33.7 million, or $1.06 per diluted share, compared to net income of $2.2 million, or $0.07 per diluted share, for the 52 weeks ended January 28, 2012 (“Fiscal 2011”). These results included a one-time gain of $22.8 million from the sale of real property in Miami, Florida. Excluding the gain, the Company recorded net income of $12.2 million, or $0.38 per diluted share for the fourth quarter, and $10.9 million, or $0.34 per diluted share for Fiscal 2012.

Comparable store sales for the fourth quarter were down 3% compared to the same quarter last year. Total sales for the fourth quarter decreased 15% to $163.4 million compared to $193.1 million in 2011. During the fourth quarter, the Company operated an average of 373 stores compared to 427 stores last year, a 13% decline.

Gross profit for the fourth quarter was $59.8 million, or 36.6% of sales, as compared to $69.2 million, or 35.8%, of sales for the fourth quarter last year.

Selling, general and administrative expenses (“SG&A expenses”) decreased 9% for the fourth quarter to $45.9 million compared to $50.5 million for the fourth quarter last year. As a percentage of sales, SG&A expenses were 28.1% in the fourth quarter compared to 26.2% for the fourth quarter last year.

For Fiscal 2012, comparable store sales were down 1% as compared to Fiscal 2011. Total sales for Fiscal 2012 decreased 15% to $458.5 million, compared to $542.6 million for Fiscal 2011. During Fiscal 2012, the Company operated an average of 378 stores compared to 439 stores in Fiscal 2011, a 14% decline.

Gross profit for Fiscal 2012 was $172.1 million, or 37.5% of sales, compared to $198.2 million, or 36.5%, of sales for Fiscal 2011. For Fiscal 2012, SG&A expenses decreased 17% to $154.8 million compared to $186.7 million in Fiscal 2011. As a percentage of sales, SG&A expenses improved by 60 basis points to 33.8% from 34.4% for the same period last year.

Inventory was $155.4 million at the end of Fiscal 2012, versus $191.3 million at the end of Fiscal 2011, a reduction of 19%. Cash on hand at the end of Fiscal 2012 was $133.0 million, compared to $88.5 million at the end of Fiscal 2011. The Company did not require any borrowings under its line of credit at any point during Fiscal 2012 and Fiscal 2011.

“Our strong financial position provides us many options to enhance shareholder value. In fact, our Board gave careful consideration to and decided to pay a $15 million special cash dividend to return value to shareholders during the fourth quarter, which was the first dividend in the Company’s history. The Board will continue to monitor the Company’s financial needs and resources and will consider all options to enhance shareholder value,” said Bob Higgins, Chairman and Chief Executive Officer.

Trans World will host a teleconference call today, Thursday, March 7, 2013, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Fourteen and Thirteen Weeks Ended (1)				Fiscal Year Ended (2)
	February 2, 2013	% to Sales	January 28, 2012	% to Sales	February 2, 2013	% to Sales	January 28, 2012	% to Sales

Net sales	$163,449		$193,106		$458,544		$542,589

Cost of sales	103,699	63.4%	123,885	64.2%	286,422	62.5%	344,435	63.5%
Gross profit	59,750	36.6%	69,221	35.8%	172,122	37.5%	198,154	36.5%

Selling, general and administrative expenses	45,861	28.1%	50,538	26.2%	154,789	33.8%	186,650	34.4%

Gain on sale of asset, net	(22,750)	-13.9%	—	0.0%	(22,750)	-5.0%	—	0.0%

Depreciation and amortization	1,010	0.6%	1,337	0.7%	3,783	0.8%	6,003	1.1%
Income from operations	35,629	21.8%	17,346	8.9%	36,300	7.9%	5,500	1.0%

Interest expense, net	513	0.3%	790	0.4%	2,318	0.5%	3,189	0.6%
Income before income taxes	35,116	21.5%	16,556	8.5%	33,982	7.4%	2,311	0.4%
Income tax expense (benefit)	107	0.1%	59	0.0%	248	0.1%	149	0.0%

Net income	$35,009	21.4%	$16,497	8.5%	$33,734	7.3%	$2,162	0.4%

Basic income per common share:
Basic income per share	$1.11		$0.52		$1.07		$0.07
Weighted average number of common shares outstanding - basic	31,670		31,527		31,577		31,520

Diluted income per common share:

Diluted income per share	$1.09		$0.51		$1.06		$0.07

Weighted average number of common shares outstanding - diluted	32,055		32,090		31,878		32,036

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	February 2, 2013	January 28, 2012

Cash and cash equivalents	$132,982	$88,515
Merchandise inventory	155,429	191,327
Fixed assets (net)	9,057	16,651
Accounts payable	79,438	93,141
Borrowings under line of credit	—	—
Long-term debt, less current portion	2,004	4,009

Stores in operation, end of period	358	390
Stores in operation, average during the period	378	439

(1) -	The fourth fiscal quarter ended February 2, 2013 contains 14 weeks. The fourth fiscal quarter ended January 28, 2012 contains 13 weeks.

(2) -	The fiscal year ended February 2, 2013 contains 53 weeks. The fiscal year ended January 28, 2012 contains 52 weeks.

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